Fluor Corporation	Brian Mershon	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS FIRST QUARTER 2023 RESULTS

•Q1 2023 revenue of $3.8 billion, an increase of 20% compared to prior year
•New awards of $3.2 billion, 81% reimbursable
•Q1 2023 net loss attributable to Fluor of $107 million reflects project forecast revisions and sale of AMECO South America
•Company reaffirms its 2023 and 2026 adjusted EPS and adjusted EBITDA guidance

IRVING, Texas (May 5, 2023) - Fluor Corporation (NYSE: FLR) announced financial results for its first quarter ended March 31, 2023. Revenue for the quarter was $3.8 billion and net loss attributable to Fluor was $107 million, or $0.82 per diluted share. Consolidated segment loss1 for the quarter was $15 million compared to $115 million profit in the first quarter of 2022. Results for the quarter include $80 million in charges on two legacy projects and a $60 million impact of the sale of AMECO South America. Excluding the adjustments outlined in the reconciliation table at the end of this release, the company recognized adjusted earnings per diluted share1 of $0.28.

“The underlying performance of our healthy backlog continues to be impacted by a few remaining legacy projects,” said David Constable, chairman and chief executive officer of Fluor. “We believe that the recent deployment of additional, experienced resources to these projects and our associated claim positions will put us on the straightest path to completion and accelerate our efforts to deliver consistent and repeatable operational results.”
1 Non-GAAP Financial Measure. See “Non-GAAP Financial Measures” for additional information.

First quarter new awards were consistent with company expectations at $3.2 billion compared to $1.9 billion a year ago. Ending consolidated backlog was $25.6 billion compared to $19.3 billion a year ago. General and administrative expenses for the first quarter of 2023 were $62 million compared to $71 million a year ago. Fluor’s cash and marketable securities at the end of the quarter were $2.3 billion, including $268 million in cash and marketable securities held by NuScale.

Outlook

Based on the volume of higher margin awards received over the past 12 months, the strength of our prospect pipeline, and the strong execution platform deployed across our portfolio, Fluor affirms its 2023 and 2026 guidance. We are not providing forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP earnings per share, or a quantitative reconciliation of adjusted EBITDA or adjusted EPS guidance, because we are unable to predict with reasonable certainty all of the components required to provide such reconciliation without unreasonable efforts, which are uncertain and could have a material impact on GAAP reported results for the guidance period. See “Non-GAAP Financial Measures” for additional information.

	2023	2026
Adjusted EBITDA[1] Guidance	$450 to $600 million	$800 to $950 million
Adjusted EPS[1] Guidance	$1.50 to $1.90 per share	$3.10 to $3.60 per share

Adjusted EPS and adjusted EBITDA guidance exclude items similar to those outlined in the reconciliation table at the end of this release. Guidance for 2023 anticipates a book-to-burn of approximately 1.0 with substantial new awards from all segments. Guidance also assumes a tax rate of approximately 40 percent on adjusted earnings, but the company notes that this rate may vary depending on the country in which profit is generated.

Business Segments

Energy Solutions reported a profit of $88 million in the first quarter compared to $54 million in the first quarter of 2022. Results include increased execution activities on refinery and LNG projects in North America as well as a favorable foreign currency remeasurement effect on a project with multiple currencies. This increase in segment profit was partially offset by an increase in expense on embedded foreign currency derivatives. Revenue for the quarter increased to $1.6 billion from $1.2 billion a year ago due to the ramp up of execution activities on certain LNG, chemical and refinery projects. New awards in the quarter totaled $712 million, compared to $682 million in the first quarter of 2022. Ending backlog was $8.6 billion compared to $8.5 billion a year ago.

Urban Solutions reported a loss of $20 million in the first quarter compared to a $17 million profit in the first quarter of 2022. Results reflect a $59 million charge for rework associated with subcontractor design errors, the related schedule impacts and systems integration testing timelines on the LAX Automated People Mover project. Revenue for the first quarter increased to $1.2 billion from $1.1 billion a year ago. New awards for the quarter increased to $1.8 billion from $620 million a year ago due to a large automated distribution center program in North America and additional work for an existing semiconductor project in Malaysia. Ending backlog was $10.7 billion compared to $7.3 billion a year ago.

Mission Solutions reported a profit of $7 million in the first quarter compared to $58 million in the first quarter of 2022. The decrease in segment profit was substantially driven by a $21 million charge for cost growth resulting from government directed change orders at the F.E. Warren Air Force Base project. The company is evaluating revenue opportunities for this potential claim in future periods. Segment profit from a year ago includes favorable closeout of a U.S. Army Corps of Engineers project in Puerto Rico and the successful completion of a humanitarian support project for Afghan evacuees in the United States. Revenue for the first quarter increased to $649 million from $593 million a year ago. New awards for the quarter totaled $331 million, compared to $386 million in the first quarter of 2022. Ending backlog was $5.2 billion compared to $2.3 billion a year ago.

The Other segment, which includes Stork, AMECO and Fluor’s 56% ownership in NuScale, reported revenue of $283 million and a loss of $90 million. Segment results for the quarter include $60 million of negative earnings impact from the sale of the AMECO South America business and $29 million for NuScale expenses. The company has divested all AMECO operations and expects to complete final negotiations for Stork’s European operations in Q2.

Conference Call

Fluor will host a conference call at 8:30 a.m. Eastern on Friday, May 5, which will be webcast live and can be accessed by logging onto investor.fluor.com. The call will also be accessible by telephone at 888-800-3960 (U.S./Canada) or +1 646-307-1852. The conference ID is 4438700.

A replay of the webcast will be available for 30 days.

Non-GAAP Financial Measures

This news release contains discussions of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA that are non-GAAP financial measures under SEC rules. Segment profit (loss) is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests. The company believes that segment profit (loss) provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. Adjusted net earnings is defined as net earnings from core operations excluding NuScale profit (loss) and the impacts of foreign exchange fluctuations, impairments and certain items that management believes are unrelated to actual normalized operational performance. Net earnings from core operations is net earnings attributable to Fluor excluding the results of our remaining Stork and AMECO equipment businesses that are no longer classified as discontinued operations but that continue to be marketed for sale. Adjusted EPS is defined as adjusted net earnings divided by adjusted weighted average diluted shares outstanding. Adjusted weighted average diluted shares outstanding assumes the conversion of our convertible preferred stock. Adjusted EBITDA is defined as net earnings from operations before interest, income taxes, depreciation and amortization (EBITDA), further adjusted by the same items excluded from adjusted net earnings. The company believes adjusted net earnings, adjusted EPS and adjusted EBITDA allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation from or a substitute for measures of financial performance prepared in accordance with U.S. GAAP. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures reported by other companies. Reconciliations of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS and adjusted EBITDA guidance to the most comparable GAAP measure without unreasonable efforts because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 40,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $13.7 billion in 2022 and is ranked 259 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 110 years.
For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and
YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, future growth, new awards, backlog, earnings and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; failure of our joint venture or other partners to perform their obligations; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; cyber-security breaches; possible information technology interruptions; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; the inability to hire and retain qualified personnel; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates and assumptions in preparing our financial statements; client delays or defaults in making payments; uncertainties, restrictions and regulations impacting our government contracts; the potential impact of certain tax matters; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; failure to adequately protect intellectual property rights; asset impairments; climate change and related environmental issues; increasing scrutiny with respect to sustainability practices; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to environmental, health and safety matters; failure to successfully implement our strategic and operational initiatives; risks arising from the inability to successfully integrate acquired businesses; risks related to provisions of our convertible preferred stock; and restrictions on possible transactions imposed by our charter documents and Delaware law. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 21, 2023. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY OF FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT (LOSS)(1)

	THREE MONTHS ENDED MARCH 31,
(in millions)	2023		2022
Revenue
Energy Solutions	$1,612		$1,174
Urban Solutions	1,208		1,061
Mission Solutions	649		593
Other	283		294
Total revenue	$3,752		$3,122

Segment profit (loss) $ and margin %
Energy Solutions	$88	5.5%	$54	4.6%
Urban Solutions	(20)	(1.7)%	17	1.6%
Mission Solutions	7	1.1%	58	9.8%
Other	(90)	NM	(14)	NM
Total segment profit (loss) $ and margin %	$(15)	(0.4)%	$115	3.7%

G&A	(62)		(71)
Impairment	—		63
Foreign currency loss	(41)		(19)
Interest income (expense), net	41		(9)
Earnings (loss) attributable to NCI	(23)		8
Earnings (loss) before taxes	(100)		87
Income tax expense	(30)		(31)
Net earnings (loss)	(130)		56
Less: Net earnings (loss) attributable to NCI	(23)		8
Net earnings (loss) attributable to Fluor	$(107)		$48

Less: Dividends on CPS	10		10
Net earnings (loss) available to Fluor common stockholders	$(117)		$38

New awards
Energy Solutions	$712		$682
Urban Solutions	1,775		620
Mission Solutions	331		386
Other	416		238
Total new awards	$3,234		$1,926

New awards related to projects located outside of the U.S.	53%		36%

(in millions)			MARCH 31, 2023
Backlog
Energy Solutions			$8,558
Urban Solutions			10,656
Mission Solutions			5,238
Other			1,171
Total backlog			$25,623

Backlog related to projects located outside of the U.S.			49%
Backlog related to reimbursable projects			64%
(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

RECONCILIATION OF U.S. GAAP NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS AND U.S. GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE (1)
	THREE MONTHS ENDED MARCH 31,
(In millions, except per share amounts)	2023	2022
Net earnings (loss) attributable to Fluor	$(107)	$48
Less: Dividends on CPS	10	10
Net earnings (loss) available to Fluor common stockholders	(117)	38
Less: Earnings from Stork and AMECO	64	(7)
Less: Tax expense on Stork and AMECO	—	—
Net earnings (loss) from core operations*	(53)	31
Add (less):
Dividends on CPS	$10	$10
NuScale (profit) loss	26	21
ICA Fluor embedded derivatives	39	13
Tax expense (benefit) on ICA Fluor embedded derivatives	(11)	(4)
Impairment (2)	—	(63)
Foreign currency loss	41	19
Tax expense (benefit) on foreign currency	(9)	(5)
SEC investigation	5	5
Adjusted Net Earnings	$48	$27

Diluted EPS available to Fluor common stockholders	$(0.82)	$0.27
Adjusted EPS	$0.28	$0.16

Weighted average diluted shares outstanding	142	144
Assumed conversion of CPS	27	27
Assumed issuance of shares under equity awards	5	3
Adjusted weighted average diluted shares outstanding	$174	$174

*Core operations excludes the results of our Stork business and remaining AMECO equipment business that no longer meet all of the requirements to be classified discontinued operations but that continue to be marketed for sale.

(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.
(2) Fair value adjustments of Stork and AMECO assets.

RECONCILIATION OF U.S. GAAP NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)
	THREE MONTHS ENDED MARCH 31,
(in millions)	2023	2022

Net earnings (loss) attributable to Fluor	$(107)	$48
Interest	(41)	9
Taxes	30	31
Depreciation & Amortization	18	15
EBITDA	$(100)	$103

Adjustments:
Other: NuScale, Stork and AMECO expenses	86	13
Energy Solutions: Embedded foreign currency derivative (gains)/losses	39	13
G&A: Foreign currency loss	41	19
G&A: SEC Investigation	5	5
G&A: Impairment	—	(63)
Adjusted EBITDA	$71	$90
(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.